UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
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NuVasive, Inc.

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EXPLANATORY NOTE
     This Amendment No. 1 is being filed solely for the purpose of correcting the following two typographical errors in a table on page 15 of the Proxy Statement for our 2006 Annual Meeting of Stockholders: (i) Change the year reference in the heading of the table from “2004” to “2005,” and (ii) insert the correct “Value Realized” with respect to options exercised by Kevin C. O’Boyle. The corrected table appears below:

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

The following table shows information concerning options to purchase shares of our common stock that were exercised by the named executive officers during fiscal year 2005 and the number and value of unexercised in-the-money options held by each of the named executive officers at December 31, 2005. The fiscal year-end value of unexercised in-the-money options listed below has been calculated on the basis of the closing sale price of our common stock as of December 30, 2005, less the applicable exercise price per share, multiplied by the number of shares underlying such options. The closing price of our common stock on December 30, 2005 was $18.10 per share. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Unexercised		Value of Unexercised In-the
	Shares Acquired	Value	Options at 12/31/05		Money Options at 12/31/05
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lukianov, Alexis V	—	$—	620,663	44,817	$8,649,502	$385,426
Valentine, Keith C	—	$—	155,000	72,500	$1,903,875	$623,500
O’Boyle, Kevin C	30,000	$285,450	203,730	30,937	$3,062,914	$266,058
Miles, Patrick	—	$—	133,417	29,583	$1,742,086	$254,414
Skinner, James J	56,000	$836,790	107,833	14,167	$1,513,864	$121,836